Exhibit 99.2

Gevo, Inc. (NASDAQ:GEVO)

3Q 2014 Earnings Conference Call Transcript

Nov. 11, 2014 16:30 EST

Operator

Welcome to the Third Quarter 2014 Gevo Incorporated Earnings Conference Call. My name is Ellen and I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mike Willis, Chief Financial Officer. Mr. Willis, you may begin.

Mike Willis - Chief Financial Officer

Good afternoon and thank you for joining Gevo’s third quarter 2014 conference call. I am Mike Willis, Gevo’s CFO; with me today are Pat Gruber, our CEO; and Brett Lund, our Chief Licensing Officer and General Counsel.

Earlier this afternoon, we issued a press release, which outlines the topics that we plan to discuss today. A copy of this release is available on our website at www.gevo.com.

I would like to remind our listeners that this conference call is open to the media and we are providing a simultaneous webcast of this call to the public. A replay of our discussion will be available on our website later today.

On the call today and on this webcast, you will hear discussions of non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is contained in the press release distributed today, which is posted on our website.

We will also provide certain forward-looking statements about events and circumstances that have not yet occurred, including projections of Gevo’s operating activities for the remainder of 2014 and beyond. These statements are based on management’s current beliefs, expectations and assumptions and are subject to significant risks and uncertainty, including those disclosed in Gevo’s most recent Annual Report on Form 10-K, which was filed with the SEC on April 14, 2014 and in subsequent reports and other filings made with the SEC by Gevo. Investors are cautioned not to place undue reliance on any such forward-looking statements. Such forward-looking statements speak only as of today’s date and Gevo disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to Gevo’s SEC filings for detailed discussions of the relevant risks and uncertainties.

On today’s call, Pat will begin with a review of our recent business developments. I will then review our financial results for the third quarter of 2014. Following the presentation, we will open the call up for questions.

I will now turn the call over to Pat.

Pat Gruber - Chief Executive Officer

Thank you, Mike. Thank you all for joining us on our quarterly call. I believe we had very good quarter. I am excited about providing you an update on the progress we are making in our plant in Luverne and our recent commercial development activities. Here are the highlights. 1, our Luverne plant is working well on side-by-side operation producing isobutanol and ethanol. Number 2, our commercial activities are ramping up. Demand for our products look good. Winning Formula 1 races with our product is exciting and continues to show the numerous end-market applications for our isobutanol. Number 3, we continue to improve on our path to profitability. In the third quarter, the EBITDA burn at Luverne decreased by almost 70% as compared to quarter one of this year and we are still looking to become breakeven at the plant on an EBITDA basis by the end of the year.

So, let me first talk about Luverne. We continue to meet our objectives in the side-by-side production of isobutanol and ethanol. Recall that, we have setup our plant in Luverne, Minnesota to use one fermenter to produce isobutanol and three to produce ethanol. In the third quarter we finished installing phase 3 of the side-by-side capital—a distillation column to assist in removing of water from the isobutanol. The implementation of that project went well and equipment operates as expected. The isobutanol side of the plant is working well. We have learned how to manage and contain infections. We have been pleased with the quality of the crude isobutanol coming out of the process. It’s more pure than we expected. Now, our focus has been on and continues to be on: improving the batch size while avoiding infections; the number of gallons per batch; and, the turnaround time between batches—all-in-all driving down the cost of production. We have been making very good progress. We have increased the batch size. We have improved our turnaround time between batches by about 50% compared to just few months ago. We have also begun selling animal feed product from the isobutanol side of the plant.

Going forward, we remain on track to achieve our goal of 50,000 to 100,000 gallons per month of isobutanol production by the end of 2014. We believe that the plant as currently configured would have a capacity of 2 million to 3 million gallons of isobutanol per year running one fermenter on isobutanol. We are now confident enough in the consistency of our production and we feel really good about introducing isobutanol product on an ongoing commercial basis into the specialty chemicals and specialty gasoline blendstock markets. We also have enough data now to see that the cost targets for isobutanol production continue to look achievable with incremental improvements. What I am referring to now is the long run production targets; they look reasonable.

The ethanol side of the plant has also been working well. We have been meeting our goals of producing in the range of 1.5 million gallons per month. Even though ethanol prices were depressed this last quarter, our ethanol sales were still profitable. Luverne is a good location to access corn and sell animal feed.

In 2015, we will have to make a decision of how much isobutanol we should produce in Luverne and determine if we should switch one or more of our fermenters over to isobutanol. This decision will be based upon the technical capability of the equipment and the potential profit margins of both ethanol and isobutanol. We of course want to maximize profitability of the site, while producing isobutanol.

Now, let me turn to the commercial front. Recall that our strategy here is to focus on the specialty fuel and specialty chemical market segments. I am pleased to report we are making good progress on both of those fronts. In the specialty isobutanol fuel segment, we announced that we are selling isobutanol to Gulf Racing Fuels for their new line of marine and off-road fuels. These new bio-fuels are designed to meet Gulf Racing Fuels’ requirements for oxygenated off-road fuel. Initially, Gulf Racing Fuels intends to create three new fuels that will target marine uses, and all-terrain vehicles. Each fuel will use an isobutanol blend of approximately 16.1%. It’s designed to deliver lower emissions and superior performance characteristics. These fuel blends are also designed to meet the EPA emissions requirements for marine and off-road engines without suffering from water solubility issues. The overall market opportunity for the U.S. marine and off-road fuels is estimated to be over 1.7 billion gallons per year as reported by the EIA Annual Energy Outlook. We are very pleased to be working with Gulf.

Now, we are also working with other partners as well. Our partners are engaged and in turn have engaged their supply chains. Additionally, the year-long durability testing with U.S. Coast Guard has been wrapped and the final report is being generated. We expect these results within a few months. In the next weeks and months, we expect to be making more announcements in terms of product introductions, additional partners and other key events.

In the specialty chemicals area, we have begun supplying our isobutanol for solvents and other specialty applications. The gas, oil and mining sectors are interesting growth opportunities for isobutanol. We have been working with a leading global chemical distributor. We have targeted the market entry points and geographies. We are pleased with the progress we have made with this customer and expect to be making announcement in the coming weeks.

We also continue to sell products in the hydrocarbons front. As you recall, these are products made from isobutanol we produce at Luverne. We ship the isobutanol from Luverne to our hydrocarbons facility located at South Hampton Resources in Silsbee, Texas, where the isobutanol is further processed into products like bio-jet fuel, bio-paraxylene and bio-isooctane.

Now, this quarter, we are very excited to announce the commercial sale of isooctane to Total for use in Formula 1® races. A couple of their groups, Total Additives & Special Fuels and Total R&D, produced and introduced our renewable isooctane racing fuel product for Formula 1® racing cars. Some of our isooctane went into the Infiniti Red Bull Formula 1® racing team, who achieved Grand Prix victories in Canada, Hungary and Belgium. It’s exciting to see that renewable resource-based fuels can have such good properties and such good performance that Formula 1® racers benefit. Of course, Formula 1® is a test bed for many new technologies, such as fuel blends that ultimately makes their way into mass-market consumer applications. So, we expect many of the benefits that Formula 1® cars experience would translate to standard automobile use. Total has been a great partner and we look forward to continuing to work with them and Formula 1® Racing.

We also continue to sell our ATJ, or alcohol-to-jet, product to the military and to commercial airlines for testing. The jet fuel from isobutanol works well. Commercially our demand looks good. Our price points look good. While we look forward to growing the applications in the markets.

Summarizing then, Luverne is working well—producing isobutanol and ethanol. We are on track with previous guidance. We have significantly improved the cash flow profile of the plant and are pushing to reach breakeven at the plant by the year end. Our cost of production targets for isobutanol continued to look achievable with incremental improvement. Our targets and our projections for margin all look good. We have an increasing customer set with some exciting applications that prove our products work very well in their application. Our price points for selling product look good. Overall, I am very pleased with the progress.

Mike will now take us through the financials.

Mike Willis - Chief Financial Officer

Thank you, Pat. Gevo reported revenue in the third quarter of 2014 of $10.1 million as compared to $1.1 million in the same period in 2013. The increase in revenue during 2014 is primarily result of the production in the sale of ethanol and distiller’s grains of $9.2 million following the transition of the Luverne plant to side-by-side. During the third quarter of 2014, hydrocarbon revenues were $0.8 million primarily related to the shipment of bio-jet fuel to the U.S. military during the quarter. Gevo also continued to generate revenue during the third quarter of 2014 associated with ongoing research agreements.

Cost of goods sold increased to $11.8 million in the third quarter of 2014 versus $4.7 million in the same period in 2013 due to the increased production activity at the Luverne plant under side-by-side. Gross loss was $1.6 million for the three months ended September 30, 2014 versus $3.6 million in the same period in 2013. After deducting depreciation expense, the cash gross loss was $0.2 million for the third quarter of 2014.

R&D expense was $3.7 million in the third quarter of 2014 compared to $5.5 million reported in the third quarter of 2013. Our R&D activities in the third quarter of 2014 continued to be focused on the optimization of our technology to further enhance isobutanol production rates at Luverne as well as production-related activities at our hydrocarbons demo plant in Texas, where we produced our bio-jet, paraxylene and isooctane products. R&D expense decreased in the third quarter of 2014 compared with the same period in 2013 due primarily to a $0.6 million reduction in salary and consultant-related expenses as well as a $0.8 million decrease in expenses at the hydrocarbons demo facility.

SG&A expense for the third quarter of 2014 decreased to $3.6 million compared to $6.7 million for the comparable quarter in 2013. Our third quarter 2014 results continued to show the benefit of cost savings actions, including decreases of $2.1 million in legal expenses largely related to litigation matters and a decrease of $0.6 million in compensation-related expenses. Going forward, we do expect an increase in expense associated with our ongoing litigation with Butamax. Although the Delaware District Court has stayed the litigation involving Butamax’s “foundational patents,” on September 3, 2014, the Court scheduled two additional trials with Butamax covering other patents.

Within total operating expenses for the third quarter of 2014, we reported approximately $0.9 million for non-cash stock-based compensation. For the third quarter of 2014, we reported loss from operations of $8.9 million, down from loss from operations of $15.8 million in the third quarter of 2013. Interest expense for the third quarter of 2014 was $2.6 million compared to $1.7 million in the third quarter of 2013. The increase was primarily due to the increased debt associated with the Whitebox financing we completed in May 2014.

We reported a non-cash gain of $4.9 million during the third quarter of 2014 related to changes in the fair value of our derivative warrant liabilities and embedded derivatives contained in the convertible notes issued in 2012. The company also reported a non-cash gain of $5.7 million during the third quarter of 2014 related to a change in the fair value of the Whitebox convertible notes. For the third quarter of 2014, we reported a net loss of $0.9 million or a loss of $0.01 per share based on weighted average shares outstanding of 87,121,184. This compares to a loss of $15.9 million in the third quarter of 2013 or a loss of $0.34 per share. During the third quarter, there were no conversions of convertible notes and at quarter end we had 99,592,898 shares outstanding.

As previously disclosed, we closed an underwritten public offering in August of 30 million shares of common stock plus warrants to purchase an additional 15 million shares of common stock. The warrants have an exercise price of $0.85 per share and expire on August 5, 2019. The shares of common stock and warrants were sold together as common stock units, but were immediately separable and issued separately. The gross proceeds to Gevo from this offering were approximately $18 million, not including any future proceeds from the exercise of the warrants. As a result, our cash on hand at September 30 was $14 million.

With that, I will turn the call back to Pat.

Pat Gruber - Chief Executive Officer

Thank you, Mike; and I think with that we can turn to questions. Operator?

Question-and-Answer Session

Operator

Ellen: Thank you. We will now begin the question-and-answer session. If you have a question please press star then one on your touch-tone phone. If you wish to be removed from the queue please press the pound sign or hash key. If you are using a speaker phone you may need to pick up the handset first before pressing the numbers. Once again, if you have a question please press star then one on your touch-tone phone. The first question is from Mike Ritzenthaler with Piper Jaffray. Please go ahead.

Mike Ritzenthaler - Piper Jaffray

Mike: Hi, good afternoon.

Pat Gruber: Hey, Mike.

Mike Ritzenthaler: I was wondering if you guys could provide an update on PTA or the PX after-market development, how that’s proceeding? Have some of those higher value hydrocarbons taken a bit of a back seat to seeding the fuel markets as you look out over the next 6 to 12 months?

Pat Gruber: Okay, let’s break that in parts. First one is the PTA, which means for everyone else’s benefit terephthalic acid or the paraxylene that goes into terephthalic acid, which in turn goes into PET. That’s in the process now of being converted into PET by Toray. And so that continues to move forward and so far it’s gone very, very well.

In terms of the priority of the hydrocarbons, it’s interesting. The hydrocarbons are I would put them in the ‘hot topic’ category for people; it seems there aren’t really that many companies in the world who have a capability to deliver renewable isooctane and fully renewable jet fuel of the kind that we have, where it actually is the JP-5 or JP-8 and meet the specs. So those are hot topics. So, we continue to go ahead and work those markets. As far as delivery of isobutanol in the specialty fuels area, Gulf and others will be taking that load off us basically; they do the work. Does that answer your question, Mike?

Mike Ritzenthaler: Yes, it does. I guess as it goes, as it pertains to the purity levels, you are saying that they are a little bit better than expected. Now, does that help with the tolling costs? And I have one other follow-up related to that. I was just curious about the tolling costs, maybe those come in a little bit lower than you expect, too?

Pat Gruber: Yes, it makes it much easier to purify. And as we get better and better at running our process, we haven’t pushed the limits of the plant yet as to how good we can make it. We are still learning.

Mike Ritzenthaler: Good. Yes, I was curious about the tolling too, whether that’s considered plant level? I mean that’s part of getting product to market so I am assuming that that’s all included in your plant level breakeven economics?

Mike Willis: Correct, yes.

Mike Ritzenthaler: Okay. All right, super. I guess one housekeeping item real quick too on SG&A expenses. They have been ratcheting down. I think you guys have been more conscious about that line. Are we at a point where we should continue to see sequential declines in corporate level expenses?

Mike Willis: Yes, Mike. That’s our task is to continue to extract as much cost out of the system as possible. So, whether that be G&A or on the R&D front, we are always looking for ways to cut costs.

Pat Gruber: Right. As we wrap up projects and things change too, we don’t need the same level of resources as we achieve success. Biotechnology developments have gone extremely well so we did need as big team and they continue to go really well.

Mike Ritzenthaler: Okay, excellent. Thanks guys.

Operator

Ellen: The next question is from Caleb Dorfman with Simmons & Company. Please go ahead.

Caleb Dorfman - Simmons & Company

Caleb: Good afternoon.

Pat Gruber: Hi, Caleb.

Caleb Dorfman: I think it’s a question that we always have: how are you thinking about ramping up the isobutanol production at the Luverne facility now that you have an acceptance of the product in market. What is the trigger you are looking for?

Pat Gruber: Yes. So, since the last time you asked me this one (since you ask this pretty regularly) our thinking is changing and that’s because our bug performance has improved so much. So, right now, we are looking at the equipment and how it applies to the other three fermenters. How our bug would work in the other three fermenters and there is a question of do we covert one or more of those ethanol fermenters back over to isobutanol? As we get more experience under our belt, it has looked more feasible and reasonable to do so. That’s what we are looking at. Of course, the decision actually comes from: we have to get good at making isobutanol in the first place. I would feel good when we are up in that couple of hundred thousand, 150,000 to 200,000 gallons per month range on one single fermenter. If we are good enough to do that, we have our bug working the way it looks like it works, I think then we probably could switch over assuming the margins are all there and the operability of the equipment is all there.

Caleb Dorfman: Do you think this could be a 2015 event for sure then or could it possibly creep into 2016?

Pat Gruber: No, it would be – well, I am not going to say for sure on anything but it’s a 2015-ish thing is what I am thinking about.

Caleb Dorfman: And, I know in the release, and you reiterated this on the call, you said that the long-term production cost targets are achievable at incremental profit learning curve improvement. Can you detail what those are? Is it that you just need to be producing at a higher throughput level or what exactly are those improvements you still need?

Pat Gruber: Yes. What I am specifically referring to is that—if you look at the ultimate cost projections of a product like isobutanol, if you take the cost of the carbohydrate and say what does it look like when it’s fully optimized in the fullness of time, you did that engineering study and wrote it all in a piece of paper you come up with a number, and I am saying that, that number all looks valid so far, that we can achieve that. A large part of it is ramping it up. Other parts are just the optimization of it—of the process itself and being good at it. So, it’s the turnaround times, the batch sizes, the throughput in gallons, the optimization of energy and a whole bunch of things like that. But they are all in the reasonable categories. What we like about that is our isobutanol process looks like it will be—it is a very economical process when it’s all optimized.

Caleb Dorfman: And finally, you have $14 million in cash, Mike, how are you thinking about the future funding for the company?

Mike Willis: Well, as always, Caleb, we are going to be opportunistic in terms of fundraising. That said, we always explore other, call them non-dilutive-type finance - or types of arrangements that provide capital to the company. Pat alluded to this a moment ago, which is related to the hydrocarbons business. We are seeing more and more interest in that aspect of the company. So, we are thinking of creative ways on which we could potentially monetize that in some form or fashion that is beneficial to the entire Gevo organization. There are a couple of other things that are probably too early for me to describe at this stage, but ultimately it’s just going to be opportunistic.

Caleb Dorfman: Very helpful. Thank you.

Pat Gruber: Thanks, Caleb.

Operator

Ellen: As a reminder ladies and gentlemen if you would like to ask a questions press star then one. The next question is from Jeff Osborne with Cowen & Company. Please go ahead.

Jeff Osborne - Cowen & Company

Jeff Osborne: Great. Good afternoon. Just a couple of questions from me. I was wondering, Mike, if you can detail the legal expense assumptions, I think you talked about a $2.1 million reduction, I think that was year-on-year if I heard you right, but with the two new court cases being scheduled, should we go up a similar amount $2 million-ish. I am just trying to get a sense of the OpEx trajectory in light of the legal developments?

Mike Willis: So, you heard me correctly, that was year-on-year. Brett Lund, our legal counsel, is here with us, so I will actually turn the question over to him.

Brett Lund: Sure. So, we have known about these cases for quite a while. They have been hanging around out there. Now, that they are calendared, we actually have started budgeting for them and we have been pretty successful in the last 2 years in reducing our legal spend by approximately 50% and we will continue to drive down that spend as much as possible, but in terms of specific amounts, we don’t disclose those for competitive reasons.

Jeff Osborne: Okay, I understand. Can you just talk about in light of the last question or the last analyst question on the cash levels, what is the monthly cash burn now obviously there is some improvements that you have made, but I am just trying to get a sense of what the Luverne facility as well as the corporate overhead is burning?

Mike Willis: Yes. As we have described previously, our target is to get the plant to EBITDA breakeven. So, again, the target there will be closer and closer to zero in terms of burn. In terms of corporate, ex-litigation, we are running in probably about $1 million a month range, net of hydrocarbon and grant revenue, and then on the litigation front, for competitive reasons, we are always somewhat close to vest on that number.

Jeff Osborne: Okay. Then the last question from me is just you alluded to Pat discussed what you would assess to convert the second fermenter over to isobutanol from ethanol, can you just remind us on what the cost to do that would be and then what the downtime at the facility would be? I am just trying to get a sense of, if you were to put the switch on that middle of next year at some point, how the cadence of revenue would be impacted through that process?

Pat Gruber: Yes, it’s a relatively short changeover to do. So, from an income standpoint or revenue standpoint plan, we wouldn’t see much interruption. And then in terms of the actual capital costs itself, we have to pin down the details and once we see more the performance of the organism then project it out to those other fermenters. So, I can’t give that to you – it’s not going to be huge. It’s an incremental piece of capital, small, small capital.

Jeff Osborne: Okay, great. Thank you.

Operator

Ellen: Once again, if you have a questions press star then one. We have no further questions at this time. I will turn the call back to Pat Gruber for closing remarks.

Pat Gruber - Chief Executive Officer

Alright, thanks for joining us. I appreciate that you attended the call. Thanks much. Bye.

Operator

Thank you. Ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.